UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2019

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	98-0583166
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification No.)
of incorporation

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01 Entry into a Material Definitive Agreement.

Transfer Agreement

            On August 7, 2019, Orgenesis Inc., a Nevada corporation (the "Company"), Masthercell Global Inc., a Delaware corporation and subsidiary of the Company that holds its business relating to the third party manufacturing for cell therapy companies (CDMO) (“Masthercell Global”) and GPP-II Masthercell, LLC, a Delaware limited liability company (“GPP-II”), entered into a Transfer Agreement (the “Transfer Agreement”), the principal terms of which are summarized below.

            As a result of the Reorganization (as that term is defined in that certain Stock Purchase Agreement, dated June 28, 2018, by and among the Company, Masthercell Global and GPP-II (the “Purchase Agreement”)) and as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2018) and as of the date of the Transfer Agreement, Masthercell Global owned (i) all of the equity interests (the “Israel Sub Equity Interests”) of Atvio Biotech Ltd., a company organized under the laws of Israel (“Israel Sub”) and (ii) 94.12% of the equity interests (the “South Korea Sub Equity Interests,” and together with the Israel Sub Equity Interests, the “Designated Subsidiary Equity Interests”) of CureCell Co., Ltd., a Korean stock corporation (“South Korea Sub,” and together with the Israel Sub, the “Designated Subsidiaries”).

            Pursuant to the terms and conditions of the Transfer Agreement, in exchange for the transfer to the Company of all of Masthercell Global’s right, title and interest in the Designated Subsidiary Equity Interests, the Company agreed to pay Masthercell Global one dollar ($1.00) . The Transfer Agreement also contains agreements made with respect to certain intercompany loans.

            In addition, pursuant to the Transfer Agreement, the Company and Masthercell Global agreed that (i) the Company and its subsidiaries shall cease all use or engagement of any employees or services providers of Masterchell Global or any of its subsidiaries, (ii) Masthercell Global may use the services of the Israel Sub or South Korea Sub for certain subcontracting services on terms and at prices mutually agreed between the Company and Masthercell Global, and (iii) if the Company determines that it needs manufacturing services of the type offered by MaSTherCell S.A. (“MC Belgium”) and/or Masthercell U.S., LLC (“MC US”), Masthercell Global (on behalf of MC Belgium or MC US, as applicable) and the Company shall use good faith efforts to negotiate and execute a contract that contemplates MC Belgium or MC US, as applicable, providing such manufacturing services to the Company; provided, that such contract shall be on terms and at prices (in accordance with standard fair market rates) that are mutually agreed between the Company and Masthercell Global at the time any such contract is executed. The Israel Sub and the South Korea Sub also agreed to be bound by certain restrictive covenants contained in the Stockholders Agreement dated as of June 28, 2018, by and among Masthercell Global, GPP-II Masthercell LLC and the Company (the “Stockholders’ Agreement”), and it was agreed that each of the Israel Sub and the South Korea Sub shall be able to conduct any business that the Company is permitted to conduct under the Purchase Agreement and the Stockholders’ Agreement. In addition, it was agreed that after the date of the Transfer Agreement, the Israel Sub and the South Korea Sub shall not be included in any calculation of EBITDA for the purposes of any determination of a Material Underperformance Event under the Stockholders’ Agreement.

            Pursuant to the Transfer Agreement, Masthercell Global also granted to the Israel Sub and the South Korea Sub a nonexclusive license to use the technology licensed to Masthercell Global pursuant to the License Agreement, dated December 30, 2016 by and among the Company and MC Belgium (the “QMS License”) so long as (i) Masthercell Global has the right to grant such sublicense, (ii) granting such sublicense does not result in Masthercell Global incurring any direct or indirect cost, (iii) the Israel Sub and the South Korea Sub comply with the terms of the QMS License and only use such technology in the countries of Israel and South Korea, and (iv) the Company, the Israel Sub and the South Korea Sub do not breach certain terms of the Transfer Agreement or any terms of any noncompete, nonsolicit or other restrictive covenant contained in the Stockholders’ Agreement and the Purchase Agreement.

            The parties to the Transfer Agreement also agreed that the “Term” as defined in that certain Management Services Agreement, by and between the Company and Masthercell Global, dated June 28, 2018, shall terminate on June 28, 2020.

            The Transfer Agreement also contains representations of, and releases by, the Company, Masthercell Global, GPP-II and the Designated Subsidiaries, which are typical for a transaction of this type.

            The foregoing summary of the Transfer Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such document, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Transfer Agreement, dated as of August 7, 2019 by and among Masthercell Global, Orgenesis Inc. and GPP-II Masthercell, LLC.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: August 13, 2019	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and Secretary